Exhibit 99.1

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting - Director, IR

Steven Gunby FTI Consulting - President, CEO

Roger Carlile FTI Consulting - CFO

Dave Bannister FTI Consulting - EVP, Chairman, North America

CONFERENCE CALL PARTICIPANTS

Tobey Sommer SunTrust - Analyst

Jason Anderson Stifel - Analyst

Tim McHugh William Blair - Analyst

Ato Garrett Deutsche Bank - Analyst

Randy Reece Avondale Partners - Analyst

Joseph Foresi Janney Montgomery Scott - Analyst

David Gold Sidoti - Analyst

PRESENTATION

Operator

Good day everyone and welcome to the FTI Consulting First Quarter 2014 Earnings Conference Call. As a reminder, today’s call is being recorded. And now for opening remarks and instructions, I will turn the call over to Mollie Hawkes, Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting - Director, IR

Good morning. Welcome to the FTI Consulting conference call to discuss the Company’s first quarter 2014 results as reported this morning. I am joined today by Steven Gunby, our President and Chief Executive Officer, Roger Carlisle, our Chief Financial Officer, and David Bannister, our Chairman of North America. Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions relating to financial performance, acquisitions, business trends, and other information or other matters that are not historical including statements regarding estimates for our future financial results. For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement in the earning press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-looking Information in our most recent Form 10-K filed with the SEC and in our other filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as adjusted EBITDA, adjusted segment EBITDA, total adjusted segment EBITDA, adjusted earnings-per-share, and adjusted net income. For a discussion of these and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning.

With these formalities out of the way I will turn the call over our President and Chief Executive Officer, Steven Gunby. Steve, please go ahead.

Steven Gunby - FTI Consulting - President, CEO

Thanks, Mollie. And welcome to everyone on the call today. Before we get into the quarterly earnings discussion, let me say I’m very much hoping to see each of you at our Investor Day on June 16 in New York. I know many of you, most of you have supported us for years and have spent a lot of time with us and on us, and I’m very much looking forward to the opportunity to meet you and be able to engage with you at that meeting.

Let me give you a little preview of that meeting before I get into the quarter. At that meeting I’m looking forward to us having an open conversation, one that reflects the greatness of this Company, the terrific people here, this Company’s great positions around the world, and one that reflects your aspirations for this Company as well as mine and the team we have here. It will also be a conversation that acknowledges some hard realities, realities that you all know — that this Company has underperformed your expectations and many of our employees’ aspirations during the past few years. But it’s also going it be a conversation about where we can take the Company, the positive picture ahead. I’m excited about where we can take this Company in the future — to allow the team here, a set of professionals who like all great professionals have substantial aspirations, to meet those aspirations, and at the same time to make sure shareholders are rewarded.

I’m committed to us having plans that are actionable, plans that boldly invest, and that’s boldly behind places where we have a right to win, plans that fix businesses where we need fixing, plans that are specific with transparency, accountability, and with leadership, plans that will change this Company’s trajectory and allow it and the people here to reach full potential. I’m looking forward to discussing these plans with you in June and I very much hope to see you there.

The first quarter here in many ways heralds a number of the themes that we will be discussing in June. At one level our adjusted earnings-per-share of $0.41 shows the power of this Company, the fact that when the stakes are high, and someone needs committed world-class experts, people turn to FTI. The major driver of these quarterly results was FLC, Forensic and Litigation Consulting, which had a record quarter. That quarter was fueled by a number of front-page newspaper assignments from and the globe relating to high-stakes clients events including Foreign Corrupt Practices Act investigations, mortgage-backed security litigations, and other crucial client events. Similarly, our tech business performed strongly, delivering driven by ongoing CPA and financial services investigations and cross-border M&A related second request activity. So the first quarter in many ways heralds the power and strength of this Company.

I said that the first quarter also heralds the major set of work we have ahead. Notwithstanding the strong performance of FLC and tech, our adjusted earnings-per-share dropped substantially from $0.59 to $0.41, which is to say ran a rate that is a third below our earnings in the prior year quarter. And contrary — let me say something — contrary to some of your loans that that drop in performance is not due to a new CEO throwing the kitchen sink, but in fact reflects sobering financial results in a number of our businesses.

Corp Fin and Restructuring’s downward trend in profitability, continued this year into the first quarter. 2014 adjusted EBITDA was down 40% from a year-ago, over 50% from two years ago, and we’re now down to about a quarter of the profitability of the first quarter in 2009. Strat Comm had another down quarter in terms of revenue and modest EBITDA. And Econ Consulting, the one consistent pillar of profitability growth the past few years, also had a disappointing start to the year, both in terms of revenues and in profitability.

Let me be clear. Since I stepped into this role in January my enthusiasm has grown. The deeper I get into this business, the more impressed I am with the capabilities here, the talent but maybe most gratifyingly the commitment and enthusiasm you find when you talk to our people. The quality of our people shows up in the client engagements and the relationships and those engagements and relationships are outstanding. And probably most important to you and critically important to me there is enormous potential here, too.

As we will discuss in June, I will — I believe we will be able in a relatively short period of time to begin meeting the aspirations that so many of us have for this firm. At the same time I do want to underscore that 2014 will see no rapid turnaround in profitability. As Roger will indicate shortly even though the first quarter was burdened with some one-time costs that will not recur in the remainder the year, we currently expect the second half of the year to be less profitable than the first, not more. The key assignments that are driving FLC and Technology are slated to be much reduced in the end half the year. While we see substantial opportunity to drive the economic performance of all of our segments and regions, most of the opportunities will benefit 2015 and 2016 much more than 2014 in some cases will require investment in EBITDA in 2014 to drive them.

2014, therefore, will be about laying a foundation, launching and implementing initiatives now that we believe will result in the market positions and shareholder returns that you and I are looking for in 2015, 2016 and beyond. A number of you I know have commented that margins have continued to deteriorate for a while and the stock is in the same place that it was a number of years ago. I guess someone commented in early 2007. Many of you, therefore, have had much patience. I want to say thank you for that, and ask you for your continued patience this year as we set a solid and believable foundation for you for the future. I have every confidence that over the next years we will again begin to reach the very justifiable high expectations that you have for us, and importantly that our employees have for themselves. I am excited to embark on that ride with you. The ride that will be grounded in transparency and accountability. I look forward to discussing these plans with you further in June.

With that, let me turn the call over to Roger to discuss the quarterly results in more detail.

Roger Carlile - FTI Consulting - CFO

Thanks, Steve. For the quarter, revenues of $425.6 million increased 5% year-over-year, compared to $407.2 million in the prior-year quarter. Two percent of the revenue’s growth was organic with the remaining 3% of growth resulting from acquisitions. Fully diluted earnings-per-share for the quarter were $0.45, first quarter earnings-per-share included a remeasurement gain related to the reduction in fair value in estimated future contingent consideration payments for prior acquisitions, which increased first quarter earnings per share by $0.04. Excluding this gain, first quarter adjusted earnings-per-share were $0.41 and adjusted EBITDA was $51.2 million, or 12% of revenues.

It is important to note that beginning with this quarter, the definitions of our non-GAAP measures have been updated to exclude the impact of changes in the fair value of acquisition-related contingent consideration liabilities. We believe these revised definitions, when considered together with our GAAP financial results, provide management and investors with a more complete understanding of our operating results, including underlying trends. Prior periods represented here have been reclassified to reflect this change, and all comparative periods presented in the future will reflect these new definitions as well.

Turning to a review of our segments. In the first quarter, Forensic and Litigation Consulting revenues of $121.4 million increased 21% year-over-year. A recent acquisition of an insurance industry management consulting provider was the primary contributor to $3 million of the acquired revenues, which represented 3% of the year-over-year revenues increase. During the quarter, we realized strong organic growth, primarily due to increased demand for our global data analytics, disputes, and insurance practices in North America and our forensic accounting and global risk and investigations practice in Asia-Pacific. From an industry perspective, our insurance practices in North America and in EMEA benefited from clients who are continuing to face constant transformation resulting from new and emerging risks emanating from technological advances, globalization, and other business innovations.

Adjusted segment EBITDA was $26.5 million, or 21.8% of segment revenues, compared to $12.8 million, or 12.7% of segment revenues, in the prior-year quarter. The increase in adjusted segment EBITDA margin was due to improved utilization and employee leverage in the aforementioned practices. Within the forensic and litigation business segment, our health solutions practice reported a 10% year-over-year increase in revenues, but did see a decline in adjusted EBITDA compared to the prior-year quarter as a result of the first quarter of 2014 having fewer success fees as compared to the first quarter of 2013.

In Technology, first quarter revenues of $60.1 million increased 29% year-over-year. The year-over-year increase in revenues was largely attributable to ongoing FCPA and financial services industry investigations, as well as increased merger and acquisitions related second request activity. During the quarter and in March particular we continued to observe strong demand globally for our end-to-end capabilities particularly from corporations seeking large established global e-Discovery advisors. These large enterprises are looking for more than just software solutions. They need a provider with the ability to integrate a variety of services in a secure environment across borders and in remote locations. This is where we play and have the ability to shine and this is how our clients think about engaging FTI.

Adjusted segment EBITDA was $17.3 million, or 28.9% of segment revenues, compared to $13.7 million, or 29.4% of segment revenues, in the prior-year quarter. The decrease in adjusted segment EBITDA margin was due to the mix of lower-margin services and an increased investment in business development support.

In Economic Consulting, first quarter revenues of $106.9 million declined 7% year-over-year, and were largely in line with the first quarter outlook we provided in February. The softness in revenues was due to a slow ramp-up of employee utilization in January and February following the completion of several large client matters in the fourth quarter of 2013. Despite the slow start to the year the business improved throughout the quarter and in March in particular. While our pipeline of first look M&A related engagements is robust, we remain concerned about the pace of these matters moving past the first look M&A stage.

Likewise, for the segment’s financial litigation business we are aware that the levels of activity created by the 2008 financial crisis will wane at some point. Adjusted segment EBITDA was $13 million, or 12.2% of segment revenues, compared to $26.2 million, or 22.7% of segment revenues, in the prior-year quarter. Adjusted segment EBITDA margin was reduced by lower utilization in our Financial Economics practice in North America, the impact of employment contract extensions of key senior client service professionals, and lower utilization and realization in our international arbitration, regulatory and valuation practices in EMEA, which was partially offset by higher utilization in our antitrust litigation practice in EMEA.

In corporate finance restructuring, our results are largely in line with the first quarter outlook commentary provided in February. First quarter revenues of $94 million decreased 5% year-over-year, as low interest rates and sustained high-yield debt issuance activity contributed to the year-over-year revenues decline. The acquisition of a restructuring business in Australia contributed $4.4 million in acquired revenues, or 4% of the revenues increase during the quarter. Excluding the acquired revenues, revenues declined organically by $9.5 million or 10% year-over-year. Revenues declined organically due to lower demand in our bankruptcy and restructuring practice in North America, lower average realized bill rates due to mix of services in our telecom, media, and Technology, or TMT practice and lower demand in our EMEA-based restructuring and transaction advisory services practices.

Adjusted segment EBITDA was $11 million, or 11.7% of segment revenues, compared to $19.1 million, or 19.3% of segment revenues, in the prior-year quarter. Adjusted segment EBITDA margin was reduced by lower utilization in our bankruptcy and restructuring practices in North America, increased overhead expenses, lower average realized bill rates due to mix of services in our TMT practice and continued investment in our EMEA-based advisory services practice.

In Strategic Communications first quarter revenues of $43.2 million were largely in line with the expectations provided in February as reduced pass through, or reimbursable revenues, in North America and EMEA and lower retained income in North America contributed to the 5% year-over-year revenues decline. The acquisition of a public affairs business contributed $1.8 million in acquired revenues. Adjusted segment EBITDA was $2.7 million, or 6.3% of segment revenues, compared to $3.6 million, or 7.8% of segment revenues, in the prior-year quarter. Adjusted segment EBITDA margin was impacted by higher non-recurring facilities costs related to the transition of our new London office and increased acquired overhead costs which were partially offset by reduced pass-through costs.

From a geographic perspective, international revenues accounted for 28% of the quarterly revenues, compared to 26% in the prior-year quarter. Asia-Pacific revenues increased 24% year-over-year. The revenues increase was driven by a 45% year-over-year increase in revenues at our Forensic and Litigation Consulting business resulting from a very strong quarter for our forensic accounting and advisory services and GRIP practices, global risk and investigation practice or GRIP, and our construction and environmental services practice in the region as well. Along with a 30% year-over-year in increase in revenues in our Corporate Finance and Restructuring business due to acquired revenues.

Despite the year-over-year top-line growth incorporate financial and restructuring in the region, we experienced increasing softness in the restructuring market that we expect to continue in fiscal 2014. In fact, according to Thomson Reuters, first quarter Asia-Pacific distress deal volumes were down 71% compared to the first quarter of 2013. In Europe, Middle East and Africa, or EMEA, revenues increased 12% year-over-year, driven by a 59% year-over-year increase in Forensic and Litigation Consulting revenues and a doubling of Technology revenues. The year-over-year increase in FLC revenues was largely driven by our insurance practice, where we grew both organically and saw revenue contributions from the recent acquisition of and insurance industry management consulting practice. In Technology, revenues were largely driven by FCPA and LIBOR investigations in the region.

In Latin America, revenues increased 8% year-over-year. The increase in revenues was largely driven by strong performance in our Corporate Finance and Restructuring segment in the region and a 29% year-over-year top line improvement in Brazil, where we recently expand under our Forensic and Litigation Consulting segments construction and environmental services practice to match robust demand.

In North America, first quarter revenues increased 1% year-over-year. This increase was largely driven by an 18% increase in our Forensic and Litigation Consulting segment at a 24% increase in revenues in our Technology segment, which was offset by continued weakness in our North American bankruptcy and restructuring practice.

Turning to our cash position, net cash used by operating activities for the quarter was $110.8 million, compared to a usage of $2.3 million in the prior-year quarter, as a result of funding our normal annual bonus payments and retention payments to keep client service professionals during the quarter. As a reminder in the fourth quarter of 2012, we paid $25 million of our 2013 bonus payments versus following our usual practice of paying those in the first quarter of 2013, which had the effect of increasing net cash provided by operating activities in the comparable first quarter of 2013. We had outstanding short-term borrowings of $20 million and cash and cash equivalents of $77 million at March 31, 2014.

In addition, during the quarter the Company used $15.6 million for acquisition-related payments, and expended $4.4 million to settle transactions to repurchase the Company’s common stock that were made but not settled in the fourth quarter of 2013. The Company did not repurchase any common stock during the first quarter of 2014. As of March 31, 2014, the Company had $328.6 million in available capacity on its revolving line of credit.

DSOs, or days sales outstanding, increased nine days from December 31, 2013, to 106 days at the end of the quarter. The increase was partially driven about a slowdown in collections following the seasonal collection spurt at the end of December. The remainder of the increase resulted from an increase in unbilled accounts receivable given, the accelerated revenues experienced in March at the end of the quarter and the cycle time of billing and collections on several large engagements in our economics practice which are subject to certain milestones for billing and collections.

Turning to our second quarter outlook. As we discussed during our fourth quarter earnings call, due to the ongoing strategic review, through which Steve is leading the Company, and the potential for one-time cost reduction actions and EBITDA investments resulting from this review, we will be providing second quarter guidance today. We will provide our full year 2014 guidance at our June 16 Investor Day.

Based on current market conditions and the segment level drivers described during today’s call, the Company estimates that revenues for the second quarter of 2014 will be between $430 million and $445 million, and that adjusted earnings-per-share will be between $0.32 per share and $0.42 per share. Expectations for the second quarter of 2014 adjusted earnings-per-share consider projected shifts in business mix and increased costs as compared to the first quarter of 2014, notwithstanding the non-recurrence of certain costs incurred in the first quarter of 2014. This guidance assumes no acquisitions and no share repurchases.

As discussed previously, full year 2014 revenues and adjusted earnings-per-share guidance will be provided during the Company’s Investor Day on June 16. As additional background to our second quarter 2014 guidance, Forensic and Litigation Consulting and Technology entered the second quarter with solid starts, and we expect a good second quarter for both of these businesses. However, we do not expect second quarter revenues or adjusted segment EBITDA results to be as strong for either of these businesses as was the case in the first quarter of 2014.

In economic consulting we are expecting revenues to improve from the first quarter of 2014 to a point where they will reflect a mid-single-digit increase compared to the second quarter of 2013. A Corporate Finance Restructuring, we expect continued weakness in our core bankruptcy and restructuring practice in North America. In fact, according to Thomson Reuters, US distressed debt deal activity totaled $4.5 billion during the first quarter, a 26% decrease compared to the first quarter of 2013. Further, there were 22 restructuring transactions announced during the quarter, which represent a 51% decrease compared to the first quarter of 2013.

In light of the challenging bankruptcy and restructuring backdrop in North America, we continue to focus on our go-to-market initiatives on our distressed or non-distressed product offerings. As a result of this focus we currently expect and improvement in revenues compared to the first quarter of 2014 in this segment to a level that represent a flat to mid-single-digit percentage increase in revenues when compared to the first quarter of 2014, and a related sequential improvement in adjusted segment EBITDA due to the expected improved realization and a reduction in SG&A.

In strategic communications, we currently expect second quarter 2014 revenues and adjusted segment EBITDA to improve compared to the first quarter of 2014 as a result of and anticipated mid-single-digit increase in revenues and a sequential reduction in SG&A. However, I want to point out that a significant portion of that revenue increase is related to low-margin pass-through revenues.

Regarding corporate unallocated SG&A expense, we anticipate finalizing actions in the second quarter of 2014 to terminate the leases on the Company’s West Palm Beach office and the corporate airplane. These actions, when completed, will result in cash expenditures and a special charge in the second quarter.

While we are not in a position to provide full year guidance at this time, I want to reiterate Steve’s earlier comment that we currently expect the second half of 2014 to be less profitable than the first half of 2014. Even though the first quarter included certain costs that will not recur during the remainder of the year, key client assignments that are driving Forensic and Litigation Consulting and Technology are expected to be reduced in terms of activity and revenues in the second half of 2014. And though we see opportunity improve the economic performance of our businesses, these opportunities require investment in 2014, and they are expected to benefit 2015 and 2016 much more than 2014.

With that, I will turn the call back to Steve for his closing remarks.

Steven Gunby - FTI Consulting - President, CEO

Thanks, Roger. Let me close briefly so we can get to whatever questions people have for us.

First let me — let me reiterate my invitation to each of you to join us in June both so we can share information, plans but also just so I can get a chance to meet you finally one-on-one. I’m very much looking forward to that. Second, obviously let me say this quarter is not what we would like it to be and our current outlook for the year is unlikely to delight us or any of us financially.

Having said that, I want to underscore my excitement about being here and my confidence in the future success of this Company. The people I have met around this Company are extraordinary. We have great positions around the world. This Company has the right to win. We win today in many places, and we have the right to win in many, many more places. We have the opportunity to leverage those positions, our capabilities and the markets to meet the high aspirations of our talented people and also the high aspirations that you and our shareholders have for FTI. I’m looking forward to sharing our concrete plans and the disciplines and accountabilities that will allow you to have that confidence in that journey in June.

With that I guess we’re ready for questions, Mollie.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We’ll take our first question from Tobey Sommer at SunTrust. Please go ahead.

Tobey Sommer - SunTrust - Analyst

Thank you. I wanted to start out with a broad question. Steve, what kind of economic conditions and trends in the economy do you view as positive for the business as it currently exists? Because — and I ask that question in the context of what you said is — with M&A and kind of Technology first look and economics stuff related to M&A. Historically I’ve understood that to be a driver in activity there seems to be up at least in the headlines, but yet you expressed some caution. Thanks.

Steven Gunby - FTI Consulting - President, CEO

Yes, Tobey. Thanks for the question. I look forward to seeing you I hope in June.

Look, I think there’s a fair amount of different analysis that’s been done in the past around that question. I haven’t had a chance to go deep into that and update it, and I will let Dave or Roger if they think it’s useful to comment on the past analysis that’s done.

Maybe I could take your question a little bit different. I think my sense is that this Company has the right and the ability to succeed in any market conditions. Maybe any is too strong. I assume if there’s another 9/11 and the world changes. But I think in many market conditions the best companies outperform the markets. My sense of the history of this Company is when we were soaring, we were outperforming the market. Some of the market conditions were favorable to us, but we also outperformed the markets in which we were participating. And I think a lot of focus that I’ve had over the last three months is less around identifying when certain market conditions will create a tide for us and saying even if the market conditions don’t improve, where do we have the opportunity to improve this business? And I think there is — there’s opportunity there, Tobey and so I hope to ancillary some of that with you in June.

Dave, did you want to add something?

Dave Bannister - FTI Consulting - EVP, Chairman, North America

Yes. Tobey, it’s Dave. Thanks so much for your note earlier in the week. We read that with great interest on the M&A as a driver and we fundamentally would agree with that across some of our businesses. I would make just a couple of observations — one is that the data clearly supports that the overall M&A environment has improved and improved significantly. However, that’s based on a dollar value and the dollar value is up significantly, but the number of transactions really started going up a year or two agriculture. So it’s — that’s not a dramatic change. So number of transactions would translate to numbers of engagements dollar value might translates to size of engagements.

Our biggest opportunities are post when something is announced. So if you think of the things we really do, the antitrust work is typically done after announcement, the second request work is done after announcement, communications work would be done after announcement, and so forth. So I think it’s a harbinger if those trends continue that those should be good drivers for us. But the mere pressure activity, the activity that would precede mergers, we will do some work on that but it doesn’t have the fees and scale associated with it. So hopefully that helps you a little bit, Tobey.

Tobey Sommer - SunTrust - Analyst

It does. Thank you very much. And then my follow-up and I will get back in the queue after this, is from a compensation standpoint with the prior quarter’s report — I think we were caught by surprise by the adjustment to the structure in the economic practice. And with a couple more months under your belt, I wanted to get your sense for whether you thought there were broad changes that would perhaps need to be reflected in other segments or at this point you feel like the economic practices is different structurally than the other businesses. Thanks.

Steven Gunby - FTI Consulting - President, CEO

Let me make sure I understand the question. I think — the question is do I anticipate major changes in the cost structure over the next several quarters. The answer is no. We’re not signing new — major new contracts that will fundamentally shift the complex of our business. If the question is do I think over time we need to look at our pay structures, make sure what we’re doing a combination of always paying enough to get the very best people but also making sure we do so in a way that — that enhances shareholder returns, of course, that’s a subject of — of examination throughout this year. Did I answer your question, Tobey?

Tobey Sommer - SunTrust - Analyst

You did. Thank you very much.

Operator

Our next question is from Jason Anderson with Stifel. Please go ahead.

Jason Anderson - Stifel - Analyst

Good morning, guys. On the 2Q guidance you referenced I believe some expenses there. I don’t want you to go back over it but it sounded like some of those are non-recurring. Is that included in the guidance and could you quantify that?

Roger Carlile - FTI Consulting - CFO

No. It’s Roger Carlisle. I guess what I was referring to in our first quarter call we referenced that there were, you know, costs in that quarter that don’t recur. The biggest ones are employee benefits related, you know, FICA, pension, those things. Also, equity compensation related to our S&B incentive compensation program where just — where the accounting for that tends to put a greater portion of that in the first quarter as related to the other quarters. And I think we referenced a $0.15 to $0.20 impact in the first quarter related to those and, in fact, those costs don’t recur in the second quarter. Notwithstanding the fact that those costs don’t recur in the second quarter, there are other changes that go on in the second quarter that keep earnings as you see there at the mid-point relatively flat to the first quarter. And those include things like business mix shifts in terms of which businesses we expect to do better in the margins on those. Some investments in the business and in a variety of areas including some of the things you heard on the call this morning in Technology and business development support and those types of things, as well as merit increases for our employees and the world. I’m sorry. To the net of that was all of that’s being considered and you get you go from a $0.41 first quarter to a midpoint of the range to $0.37 notice second quarter.

Steven Gunby - FTI Consulting - President, CEO

It’s Steve. Just to be clear Roger mentioned two specific actions we plan to take in the second quarter, the termination of the plane and the termination of the West Palm Beach office. Those are not included in the guidance and will be called out as special charges.

Jason Anderson - Stifel - Analyst

Okay. That’s — I think those are the ones I was also referring to. That was great color. I appreciate it. And then also on the FLC business you talk about that slowing down in the second half. I guess maybe you could provide a little more color on that, because it seems like there’s a lot of obviously a lot of strength in the first quarter and you referenced still pretty good second quarter. I don’t know if you can maybe help us out there a little more. Obviously, you see in the pipeline there some more extreme fall-off there in the second half.

Dave Bannister - FTI Consulting - EVP, Chairman, North America

It’s Dave. Let me take a first swing at that and Steve and Roger can jump in. Recognize that we are comparing the second quarter, the first quarter for FLC which was and all-time record for that business. So we’re not suggesting that the business will be weak or even weakened materially versus norms, but rather the first quarter was just so hot with a couple of very significant engagements that were intense in their size and intense in their — the need to get work done very quickly. So we’re not suggesting the business is going to be poor or weak, or what have you. It’s just we’re comparing — it’s just a tough comp.

Roger Carlile - FTI Consulting - CFO

Yes. I think I would — this is Roger — I would just add to that we’ve had a number of questions in the past regarding their utilization and capacity. So what you see is that they had that capacity when they had large matters that come in, they have a lot of revenue. You have a very high fall through, too, in terms of what hits the EBITDA line. So you saw their margins jump substantially. I think Dave is right it’s not that we’re saying the business is weakening. It’s just that you’ve got a very strong revenue results in the quarter.

Jason Anderson - Stifel - Analyst

Great. Very helpful. Thanks.

Operator

Next question is from Tim McHugh at William Blair and Company. Please go ahead.

Tim McHugh - William Blair - Analyst

Yes. I guess just following up on that last one, I guess. Are there specific reasons or I guess in terms of the large cases that might be helping out that you expect them to end in terms of deadlines or is it — or is it just that you — I guess you’re cautious about assuming that is going to continue and that’s why we’re kind of talking about the second half being lower?

Roger Carlile - FTI Consulting - CFO

Hi Tim. It’s Roger. I think in FLC particularly and maybe in Technology as well, there are specific matters they’re working on in the quarter that are very intense, and I think they’re concerned both about the intensity of that continuing and the deadline of those and how long they will continue into the future.

Tim McHugh - William Blair - Analyst

Okay. And then just to understand the comment. So your comment was overall profitability for the firm then I guess just in terms of EPS or EBITDA would be lower second half than first half of the year?

Roger Carlile - FTI Consulting - CFO

Correct.

Tim McHugh - William Blair - Analyst

Okay. And then I guess more on a bigger question, Steve, you gave some color on I guess how you’re trying to turn around and restructuring and Econ, while it’s a tough comp you’re still comfortable I think long-term with what you can do with that business. But I guess Strategic Communications I apologize if I missed it, but do you have a view yet you can articulate in terms of what plans or changes you need to put in place to start to drive a turnaround in that business?

Steven Gunby - FTI Consulting - President, CEO

Yes. Thanks, Tim. Look, let me be clear. I think there’s potential in every business that we have. Every business we have has a set of sub businesses with different market positions and so forth and what I have had an opportunity over the last little while to get deep into some of these businesses. I asked every business to think through where we have a right to win and where there’s untapped opportunities in that space or adjacent to it where we have real credibility in the marketplace and people came back with those ideas. And I also talked about where we are underperforming and asked for plans against that. I have asked for that for every business. And I think there is opportunity in every business. So that is the foundational work that we have had underway that I’m compiling and that we’re going to share with you in June and so I look forward to that, Tim. Did I answer your question?

Tim McHugh - William Blair - Analyst

I guess you will in June.

Steven Gunby - FTI Consulting - President, CEO

I will have a reserved seat for you there, Tim, though? Okay?

Tim McHugh - William Blair - Analyst

Alright. Thanks a lot. That’s all for me. Thanks.

Steven Gunby - FTI Consulting - President, CEO

Thank you.

Operator

Our next question is from Ato Garrett at Deutsche Bank. Please go ahead.

Ato Garrett - Deutsche Bank - Analyst

Good morning. So I just wanted to get a little more details on the trends within Corporate Finance and Restructuring. You mentioned that the restructuring market within North America has seen continued softness. Can you speak to that on and international basis, particularly within EMEA? Are you seeing similar trends there?

Dave Bannister - FTI Consulting - EVP, Chairman, North America

Hi. It’s Dave. The EMEA market is somewhat different. One of the things much to remind yourself of is that we’re relatively small participant in that market. The Big Four continue to dominate that market so while the overall health or vibrancy of the demand in that market is important to us, we’re small enough that it really comes down to individual engagements, and the success and profitability of those. So I think the restructuring market is a bit more robust in EMEA. There is a slightly higher demand level and our business has been somewhat stronger there, but it’s a pretty small practice there.

Ato Garrett - Deutsche Bank - Analyst

Okay. Great. And then also looking at the Technology segment, you had a couple large engagements that have been cycling that have been winding down over the last few quarters. Have you completely cycled both of those at this point?

Roger Carlile - FTI Consulting - CFO

I think we have been referring to two engagements for some period of time. Actually one of those two particular ones that we were referring to has been gone for some time.

Ato Garrett - Deutsche Bank - Analyst

Right.

Roger Carlile - FTI Consulting - CFO

The second of that is has been continuing a much lower pace. It came off a great deal from where it was last year and we expect it to be fully wrapped up in the middle of this year.

Ato Garrett - Deutsche Bank - Analyst

Okay. Great. Thank you.

Operator

Our next question is from Randy Reece at Avondale Partners. Please go ahead.

Randy Reece - Avondale Partners - Analyst

Good morning. I’m trying to get a feel for what you are saying about your end markets as opposed to your Company-specific execution. I was wondering if you might summarize that for me at least in analyst-palatable bites.

Dave Bannister - FTI Consulting - EVP, Chairman, North America

Randy, that — that could be a very long an so is there a way to break that down? Like is there some particular segments or regional markets you would like us to focus on?

Randy Reece - Avondale Partners - Analyst

Well, let’s just — if you aggregate your segments as a whole, do you believe that in each case demand is stagnant, improving, declining or unclear?

Roger Carlile - FTI Consulting - CFO

Okay. I tell you what. Let me try to do it briefly and then Dave or Steve can add in as they see fit.

I think if you — if you start with Corporate Finance and Restructuring I think we’ve been fairly consistent in the past and today that we see the core particularly North America, you know, bankruptcy/restructuring market is weak and the demand there is weak. I think that so we can see that end market as weak and continues to be so. I think Dave just mentioned that the markets may have some more strength in EMEA and we referenced more strength in Latin America, but as Dave had mentioned relative to our overall firm those are smaller portions of the business of the corporate finance restructuring segment.

Turning Forensic and Litigation Consulting I think you have sort of two effects there. One, we have the particular matters that we have won. It’s our execution that is fueling strong results, but I think the demand in the market is generally stronger than it has been in the — in a year-ago. And I think we started seeing improvement in those markets mid last year and that has continued. So I think those end-markets have better demand. I’m not sure that they’re boiling or hot markets, but you see stronger demand there.

I think it’s the same in the Technology segment I think and for simply a lot of those same issues that — that they would work on with FLC or those kind of matters, investigations and major litigations, I think there’s some more strength in that. So I think they have that end market strength is improved and they have particular execution on a number of key matters.

With respect to Economic Consulting, notwithstanding that the business got off to a slower start this year, and notwithstanding our commentary that we have some concerns about the number of matters in our first look M&A pipeline and how those will turn into M&A transactions, and the crisis, 2008 crisis work that we have going on and the lifespan that that will remain. I think generally we see the end-markets for that business as consistent as it has been over the last several quarters. I think there’s good end-markets there. Again, probably, we all wish they were stronger, but I think good end-markets.

With respect to Strategic Communications, as Steve mentioned I think it’s a more mixed story. I think for the things that we have been strongest in in the past I think the market has been weak and it is to be weak. The business has been transitioning organically in some acquired into other areas of the market. I think have better strength such as public affairs and digital marketing and some of those kind of things, but some of the core services that we have offered for a long time, I think those markets have been weak and continue to be so.

And maybe to add to the discussion that was earlier regarding M&A and the question that Tobey had and how that impacts the businesses, I think one thing we have discovered over time is notwithstanding how M&A and maybe IPO activity fueled strong results in strategic communications in the past it’s not doing so anywhere near those levels at the present. And that’s — I think primarily because people aren’t spending on the communications budgets in those matters at the moment in the same way they were before, possibly because they’re not as many contested deals or possibly because people have just — they’re just happy to do transactions again. And I think that then has had a detrimental or adverse effect on the pricing of those services in those matters. So I don’t think you have an overview of the end markets versus the Company’s specific execution. David did you want to add anything?

Dave Bannister - FTI Consulting - EVP, Chairman, North America

I think that having seen a number of the other companies I don’t want to gets into the comps on the call, particularly but other companies reported over the last week or so we would be seeing the same trends they were. So you have seen comments around the Technology space. our demand has been consistent with that. You have seen comments around the economic space. Our demand has been consistent with that. Roger didn’t mention health care, and while we have some — because again that’s a relatively small business for us we have some ups and downs as it related to individual engagement timing, we would concur that that continues to be a healthy market.

Randy Reece - Avondale Partners - Analyst

Couldn’t have asked for a better answer. Thank you.

Operator

Our next question is from Joseph Foresi at Janney Montgomery Scott. Please go ahead.

Joseph Foresi - Janney Montgomery Scott - Analyst

Hi. You mentioned some of the cost-cutting with the corporate plane and the West Palm Beach office. Is there a philosophical change going on as far as how you view costs, and can we expect more of that taking place going forward?

Steven Gunby - FTI Consulting - President, CEO

Joseph, nice to meet you. This is Steve. Look, I don’t want to comment on a philosophical change because of course I wasn’t here, right? So you can figure out whether there’s a change. I mean look, I think — I will just tell you a simple philosophy here is we are looking at how do we drive this business, so that we meet our employees’ aspirations and also our shareholders’ aspirations. And we’re looking — I’m going to be willing to invest EBITDA where that supports that thing, but we also have to look hard at places we think we’re spending money that don’t support those aspirations. And then the management team looked at it and looked at the plane and West Palm and decided that those were not critical investments to support where we need to take the Company going forward and so we moved on that. And that mental map is one that we will take into the business going forward.

So does that help?

Joseph Foresi - Janney Montgomery Scott - Analyst

Yes. I’m sure you’re shareholders are pleased as well. On the restructuring side of the business, can we talk just a little bit about what actions you may take or may not take if this continues for another year or so, given sort of where we are? Or do you view it as a bottom and you think that maybe there’s reason to keep resources or more resources there?

Dave Bannister - FTI Consulting - EVP, Chairman, North America

It’s Dave. Let me start you have with that and I will lets the others jump in. As you, everyone on the call recognizes, FTI has long been identified as the leader in the restructuring market. We have a fabulous practice there, a fabulous group of practitioners, and continue to have extremely high market share and delighted clients when they’re needed. It is also clear that we are operating in an environment much like 2007 where we had covenant-light loans, we have tremendous access to capital we have the Fed continuing to pump, although slowing a bit — we just read this morning — to buying bonds and pump capital into the market. And it’s unlikely that we could predict a rapid turnaround on that.

I would suggest that over the course of the last 30 or 40 years when these things turn they’re rarely predicted and they turn quickly so if we look at 2004 or 2008 or 2000 when we had these quick turns as a result of either — or back to early 1990s when we had the in invasion of Kuwait or we had the explosion of the dotcom bubble or we had the great financial crisis. Those things happened quickly and dramatically.

So I don’t think we believe philosophically that there will never be a robust restructuring market again, but we are guiding ourselves accordingly. We have certainly take especially some difficult headcount moves in that practice. We are realigning some of the marketing emphasis around call it earlier stage unhealthy but not distressed companies to try and help work with people as they move through their portfolios, and we will continue to look hard at it. We also have some work, as Steve mentioned, work going on in terms of aligning compensation structures more appropriately with demand levers, and we have some work to do on that that we will talk about June.

But we think that there has been in the past, and there will be in the future, a role for FTI in the restructuring business. We think it’s a flagship business for us. We’re not willing to give up that very important positioning of the business, but demand really is weak now.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. So I — I’m sorry. I just want to squeeze one last one in here. Could we get some color on what the attrition rates look like across the Managing Director group?

Roger Carlile - FTI Consulting - CFO

I apologize. I don’t have those numbers in front of me at the moment, but they haven’t changed dramatically. Our attrition, our SMD at senior level has been very good. The retention rates. The attrition rate has been very low and remains that way currently. In the MD, the next tier down it’s, as it would be in any organization as you move down you have a bit higher attrition, but, again, I think our retention of our key people has been very good.

Joseph Foresi - Janney Montgomery Scott - Analyst

Okay. Great. Thank you.

Operator

Our next question is from David Gold at Sidoti. Please go ahead.

David Gold - Sidoti - Analyst

Hi. Excuse me. Good morning. Just a couple of quick follow-ups. A lot of high points. I’m still not clear on the bridge from first quarter to second quarter given the higher revenue and the $0.15 to $0.20 headwind. So with curious if either you can give a little color was there something in the first quarter that was just exceptionally profitable for you that sort of led to that caught you guys by surprise versus say the guidance or whatnot or just how do we get to the down earnings notice second quarter?

Roger Carlile - FTI Consulting - CFO

Sure. Hey Dave, it’s Roger. Yes. I mean I think in your — the premise of your question answers the question. FLC in particular, and particularly in March was very, very strong, and as I mentioned because they had the capacity they didn’t have to add any costs. You had a very high fall through in terms of profitability on that additional revenue. So that — and you can just see that when you look at their EBITDA margins. I don’t know the last time they’ve had EBITDA margins at that level.

So and as we mention the in the call, we have concerns about some of those projects continuing into the second quarter and the second half of the year. So that’s why — obviously Technology was strong as well, working on in some cases some of those same matters. So we have the same concerns there a bit. So I think that did that gets tied up in the mix shift issues I spoke about, because we’re not expecting those businesses to be as strong and have that kind of fall-through particularly with FLC to the EBITDA line. So I don’t know if that answers the core of your question, but those businesses were strong.

David Gold - Sidoti - Analyst

Okay. It does. And then second, I know there was some commentary there on the Technology side of the increase in business marketing. Curious if there were other areas that you can talk about where you made changes to date that you can sort of call out whether the by way of selling or for that matter I think someone asked earlier competition.

Roger Carlile - FTI Consulting - CFO

Yes. I think that’s the primary one to call out at the moment. I mean there are investments that are being made as a part of our strategic review to assess our positions and do some of those things. I don’t think the core of that, as Steve mentioned in his comments, the core of that doesn’t really kick in in the latter half of the year, but there are a number of smaller investments, but I think Technology’s business development support is the primary one. David.

Dave Bannister - FTI Consulting - EVP, Chairman, North America

Dave, it’s Dave Bannister. How are you?

David Gold - Sidoti - Analyst

Hi.

Dave Bannister - FTI Consulting - EVP, Chairman, North America

I would say it’s hard for Steve to say this about himself, but we are going through a very rigorous process. We’ve had three three-day sessions of what we call our executive committee of really stripping apart different businesses and activities and are looking hard at any number of projects that are underway underneath that in the way of looking at where we have opportunities to grow, where we have the opportunities to rationalize cost and so forth and so on. Those are all very much in process now, so I would — I would beg of you some patience until June to really let us speak fulsomely about this. I think to try and pick out individual things and saying we’re doing this in R&D and tech and we are a doing that in staffing in Bogota or something like that is really would be incomplete and unhelpful until we have a sense of pulling it all together in June.

David Gold - Sidoti - Analyst

Fair enough. Thank you.

Operator

At this time I would like to turn the call back our presenters for any additional or closing remarks.

Steven Gunby - FTI Consulting - President, CEO

So thank you all for the questions and for the engagement. I really appreciate it. I do really hope I can see you all in June, and looking forward to sharing what we know at that point, and also going forward just engaging with you individually as a group. I think we can take this Company quite a bit further. And I’m excited to be on that journey, and I’m excited to be connecting with you throughout that journey. So thanks very much for your time today and look forward to seeing you in June.

Operator

That does conclude today’s conference. We thank you for your participation.

DISCLAIMER

We reserve the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THE TRANSCRIBER OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.